Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors

Enerjex Resources, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A (Amendment No. 1), of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated March 23, 2018 included in Enerjex Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 and 2016, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/ RBSM LLP

New York, New York

August 27, 2018